EXHIBIT 4.1

PROMISSORY NOTE

Amount: $10,000          Date: May 18, 2016

Robert Stevens as Receiver for

Business, VN, Inc, in Nevada’s Eighth Judicial District

In Case #A-15-720990-C

387 Corona St., Suite 555

Denver, CO 80218

Hereinafter Maker, FOR VALUE RECEIVED, promises to pay to the order of Old Sawmill Partners LLC at the below-listed address or at such other place Old Sawmill Partners LLC or holder may designate to Maker in writing, the principal sum of $10,000.00 (ten thousand US dollars), together with interest thereon from the above-listed date until paid at the rate of 10% per annum, simple interest, on the following terms:

One Payment post cleanup transaction in Business, VN, Inc. or conversion Issued as “Receiver Certificates” as priority, secured lien and ordered by the Court In Case #A-14-709484

All or any part of the aforesaid principal sum may be prepaid at any time and from time to time without penalty.

/s/ Robert Stevens
___________________________________

Robert Stevens, Maker, Receiver acting under

Its Statutory Authority in

Case #A-14-709-484-C in Nevada’s Eight Judicial District

/s/ Terry Stein

___________________________________

Old Sawmill Partners, LLC

7441 Tracyton Blvd NW

Bremerton, WA 98311